FILE NO. 333-40760
FILED UNDER RULE 424(b)(3)
PROSPECTUS SUPPLEMENT
To Prospectus dated July 14, 2000
UNIVERSAL DISPLAY CORPORATION

     This prospectus supplement supplements the prospectus dated July 14, 2000, relating to the resale of up to 2,370,741 shares of our common stock, par value $.01 per share, by certain of our shareholders. The prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-40760).
     No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.
     Since the date of the prospectus, Interlink Management Corporation, a selling shareholder named in the “Selling Shareholders” table in the prospectus, has transferred warrants to purchase 15,000 shares to Timothy Bridgewater (the “Transferee”). The Transferee has requested that it be included in the prospectus as a selling shareholder of the transferred shares. Accordingly, the “Selling Shareholders” table of the prospectus is supplemented by the information in the table below to include the shares that were transferred to the Transferee, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

		Maximum	Beneficial Ownership
	Number of Shares	Number of	After Resale of Shares
Name of	Beneficially Owned	Shares Being	Number of
Selling Shareholder	Before Offering(1)	Offered	Shares	Percent
Timothy Bridgewater	15,000	15,000	0	—

(1)	Consists entirely of shares of common stock that have been or may be acquired immediately upon exercise of outstanding warrants.
December 27, 2007